EXECUTIVE SEPARATION AND RELEASE OF CLAIMS AGREEMENT

This Executive Separation and Release of Claims Agreement ("Agreement") is between Thomas E. Sawyer ("Executive") and Brazil Gold Corp. (the "Company"). Because the parties to this Agreement wish to set forth clearly the terms and conditions of Executive's voluntary departure from his employment, they agree as follows:

1. **Termination.** Effective as of February 4, 2011 (the "Termination Date"), the Company acknowledges and agrees that Executive has voluntarily resigned as Chairman and Chief Executive Officer or will have voluntarily resigned from all positions he occupied as an officer or director of the Company or any subsidiary or affiliate of the Company.

2. **Consideration.** The Company shall execute and deliver a check in the amount of Fifty Thousand ($50,000.00), which sum is the negotiated settlement of past due invoices for consulting services in the amount owing of US$64,390.53.

3. **Mutual Release of Claims.**

(a). Executive independently releases all rights and claims he has or claims to have, against the Company, known and unknown, on behalf of himself and on behalf of his heirs, executors, administrators, trustees, legal representatives and assigns, (collectively, the "Releasors") under applicable local, state, federal and foreign law. This release specifically includes, but is not limited to, all rights and claims in connection with Executive's employment, application for employment, or voluntary termination of his employment and any acts or omissions by the Company with respect to that employment, application or termination of employment, including but not limited to, claims for wages, benefits, defamation, libel and slander claims, discrimination of any kind, retaliation of any kind, constructive discharge, violation of public policy, negligence, intentional or negligent infliction of emotional distress, any claims under the Civil Rights Acts of 1964 and 1991, the Washington State Law Against Discrimination, the Employment Retirement Income Security Act ("ERISA"), any claims under the federal Age Discrimination in Employment Act ("ADEA"), any claims of worker's compensation, and waives any right or claim for reinstatement, and any other possible claims, whether arising under statute, contract, or common law, and attorneys' fees or costs with respect to or derivative of such employment with the Company or the termination thereof or otherwise. This release covers all of Executive's rights against the Company as well as its affiliates and its and their respective divisions, branches, predecessors, successors, assigns, directors, officers, employees, agents, partners, members, stockholders, representatives and attorneys, in their individual and representative capacities (collectively, the "Releasees").

(b). The Company, on behalf of itself and its past and present partners, principals, employees, agents, attorneys, insurers, representatives, affiliates, successors, heirs and assigns, hereby releases and forever discharges Executive and his heirs, executors, administrators, trustees, legal representatives and assigns, from any and all claims, demands, obligations, losses, causes of action, costs, expenses, attorneys' fees and liabilities of any nature whatsoever, whether based on contract, tort, statutory or other

legal or equitable theory of recovery, whether known or unknown, which the Company has, had, claims or could claim to have against Executive.

(c) This release and waiver shall apply to claims related to Executive's employment with the Company or resignation of Executive's employment with the Company that the Company may have against Executive, or that Executive may have against the Company and the Releasees. The parties release and discharge each other from any and all claims or charges or suits of whatever nature they have or may have against any of them, including without limitation, any and all claims, known or unknown, arising from Executive's employment or resignation form the Company, including, but not limited to claims under any Federal, State, or Local law, regulation, or order, or in tort or in contract or otherwise. The parties further agree that they will not commence any lawsuits with regard to any claims, known or unknown, arising out of Executive's employment or termination of employment. This release and waiver and the promise not to sue shall be binding on the Company and on Executive, Executive's executors, administrators, heirs, and assigns. This release and waiver does not apply to any claims that may arise after this Agreement is executed or for any claim or action to enforce any term of this Agreement.

(d) **Older Workers Benefits Protection Act.** A special federal law applies to the release of a claim for age discrimination. For Executive to relinquish a claim for age discrimination, certain requirements must be met. By signing this Agreement, Executive acknowledges and agrees that the following requirements have been met:

(i) The Agreement is written in language which is readily understandable.

(ii) Executive understands that he is relinquishing any claim for age discrimination which he might assert as of the date of the Agreement.

(iii) Executive is informed that he should consult an attorney regarding the Agreement if that is his wish, and has been given an ample opportunity to do so.

(iv) This Agreement will not be effective until seven (7) days after Executive signs it ("Revocation Period"); Executive may revoke it at any time during the Revocation Period.

(iv) Executive has been allowed at least twenty-one (21) days to consider the Agreement before he signs and returns it to assure he has ample time to consider it, although he may do so in less time.

(e) Notwithstanding anything to the contrary set forth in this Section 3 neither Executive nor the Company release, waive or discharge the other from any claims to seek to enforce this Agreement.

(f) Executive hereby represents that he has not filed or commenced any proceeding against the Releasees, and hereby covenants and agrees not to file or commence any proceeding against the Releasees with respect to his employment with the Company or the termination thereof, or otherwise, arising on or prior to the date of execution of this Agreement. Executive also agrees that if he breaches these representations or covenants, then he authorizes the Releasees to, and each shall have the right to, cause any such proceeding to be dismissed on the grounds that Executive has

completely released and waived such proceeding. Nothing hereunder shall limit Executive from filing a lawsuit for the sole purpose of enforcing his rights under this Agreement. If any government agency independently brings any claim or conducts an investigation against the Company, nothing in this Agreement prevents Executive from cooperating truthfully as a fact witness in such proceedings, but by this Agreement, Executive waives and agrees to relinquish any damages or other individual relief that may be awarded to Executive as a result of any such proceedings.

4. **Stock Options.** Executive shall be allowed to continue to vest in options to purchase Brazil Gold Corp. shares (BRZG) representing the ordinary shares of the Company subject to the stock option agreement dated January 7, 2010 (the "Options") through December 31, 2012 (Grant Number 001). As of December 31, 2012, Executive will have fully vested in One Million (1,000,000.00) Options of the Company at an Exercise Price per share of US$0.56. All vested Options which have not been exercised as of December 31, 2012 shall terminate.

5. **Confidential Information.** Executive acknowledges that, during the course of his employment with the Company, he may have developed Confidential Information (as defined below) for the Company, and may have learned of Confidential Information developed or owned by the Company or its affiliates or entrusted to the Company or its affiliates by others. Executive hereby agrees that he will not, directly or indirectly, use any Confidential Information or disclose it to any other person or entity, except as otherwise required by law. "Confidential Information" means any and all information relating to the Company which is not generally known by the public or others with whom the Company does (or as of the Termination Date plans to) compete or do business, as well as comparable information relating to any of the Company's affiliates. Confidential Information includes, but is not limited to, information relating to the terms of this Agreement, as well as the Company's business, technology, practices, products, marketing, sales, services, finances, strategic opportunities, internal strategies, legal affairs (including pending litigation), the terms of business relationships not yet publicly known, intellectual property and the filing or pendency of patent applications. Confidential Information also includes, but is not limited to, comparable information that the Company may receive or has received belonging to customers, suppliers, consultants and others who do business with the Company, or any of the Company's affiliates. "Confidential Information" does not include any information that is: (i) shown to have been developed independently by Executive prior to his employment with the Company; or (ii) required by a judicial tribunal or similar governmental body to be disclosed under law (provided that Executive has first promptly notified the Company of such disclosure requirement and has cooperated fully with the Company (at the Company's expense) in exhausting all appeals objecting to such requirement). Executive also agrees that, in addition to and without limiting the availability of any other legal or equitable remedies the Company may have against him, the Company shall be entitled to an injunction restraining him from further violation of such sections.

6. **Non-disparagement.** In accordance with normal ethical and professional standards, prior to and following the Termination Date, each party agrees to refrain from any

disparagement, defamation, slander of the other, or tortious interference with the contracts and relationships of the other.

7. **Reasonable Cooperation.** Executive agrees to make himself reasonably available to the Company to respond to requests by the Company for documents and information concerning matters involving facts or events relating to the Company or any affiliate or subsidiary thereof (including, without limitation, predecessors thereof) that may be within his knowledge, and further agrees to provide truthful information to the Company an affiliate or subsidiary thereof or any of their representatives as reasonably requested with respect to pending and future litigations, arbitrations, other dispute resolutions, investigations or requests for information. Executive also agrees to make himself reasonably available to assist the Company and its affiliates in connection with any administrative, civil or criminal matter or proceeding brought by or brought against any of them, in which and to the extent the Company, an affiliate of subsidiary thereof or any of their representatives reasonably deem his cooperation necessary. Executive shall be reimbursed for his reasonable out-of-pocket expenses incurred as a result of such cooperation, plus a consulting fee of US$350 per hour.

8. **Choice of Law, Jurisdiction and Venue.** This Agreement and all matters or issues related hereto shall be governed by the laws of the State of Washington applicable to contracts entered into and performed therein. Whenever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under such law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement. The Company hereby consents to, and you hereby submit your person to, the jurisdiction of all state courts of the State of Washington sitting in King County, and the United States District Court for the Western District of Washington, for the purposes of the enforcement of this Agreement.

9. **Miscellaneous.**

(a) This Agreement is personal in its nature and the parties shall not, without the prior written consent of the other, assign or transfer this Agreement or any rights or obligations hereunder; provided, however, the provisions hereof shall inure to the benefit of, and be binding upon, each successor of the Company or any of its affiliates, whether by merger, consolidation or transfer of all or substantially all of its assets.

(b) This Agreement contains the entire understanding of the parties hereto relating to the subject matter herein contained and supersede all prior agreements or understandings between the parties hereto with respect thereto. This Agreement can be changed only by a writing signed by all parties hereto. No waiver shall be effective against any party unless in writing and signed by the party against whom such waiver shall be enforced.

(c) All notices and other communications hereunder shall be deemed to be sufficient if in writing and delivered in person or by a nationally recognized courier service, addressed, if to Executive, to the Executive's most recent home address on file with the Company, and if to the Company, to:

Brazil Gold Corp.
800 Bellevue Way NE
Suite 400
Bellevue, WA 98004
Attention: General Counsel

(d) In case any provision or provisions contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect by any court or administrative body with competent jurisdiction, such invalidity, illegality or unenforceability shall not affect the remaining provisions hereof, which shall remain in full force and effect. Any provision(s) so determined to be invalid, illegal or unenforceable shall be reformed so that they are valid, legal and enforceable to the fullest extent permitted by law or, if such reformation is impossible, then this Agreement shall be construed as if such invalid, illegal or unenforceable provision(s) had never been contained herein.

(e) This Agreement may be executed via facsimile and in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument, binding on the parties.

BRAZIL GOLD CORP.	EXECUTIVE
By: Name: Phillip E. Jennings Title: President	Thomas E. Sawyer
Date: 7 Feb 2011	Date: 4 February 2011